ROGERS CORPORATION

                        ANNUAL INCENTIVE COMPENSATION PLAN
                                 (The "Plan")




Plan Year:     1.1  Fiscal year of Rogers Corporation

Participants:  2.1  Those managers and professionals who
                    directly affect the profitability of the Company are eligible for nomination as Participants in this Plan. Participants for each Plan Year must be approved by the President. Sales Engineers, Regional Sales Managers, and any other employees who are eligible for commissions or similar incentive compensation plans are excluded from this Plan.

Target Award   3.1  Upon achievement of targeted financial goals,
Opportunity:        Participants will be eligible for a specified
                    Target Award. Target Awards by Participant group are as follows:


                                          Target Award
                                        As a Percent of
                    Position                 Salary
               ----------------------------------------------------

               CEO                                     50%

               Group Heads, Corporate             30% - 40%
                 Vice Presidents

               Division Heads, Equivalent         20% - 30%
                 Corporate Executives

               Participating Division             10% - 20%
                 and Corporate Reports



Basic Award    4.1  Each Plan Year, a set percentage of the
Determinant:        Participant's Target award will be determined
                    by Corporate performance and another set percentage will be determined by
                    Division/Group performance.  In general, those
                    Participants whose actions affect the entire
                    Company  will have a higher Corporate
                    performance weighting while those whose
                    actions have a greater impact on an individual
                    Division/Group will have a higher
                    Division/Group performance weighting.

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               4.2  Performance weights by Participant group are
                    as follows:

                                   Corporate      Division/Group
                    Position       Performance     Performance
               ----------------------------------------------------
               CEO/Corp.                100%           0%
               Officers, Steer-
               ing Comm. Members
               who are not Group
               Heads

               Corporate Reports         50%           50% <F1>

               Group Heads/
               Division Heads           40%-70%        60%-30%

               Division Reports          30%           70%


               A.   Corporate Performance

               4.3 The Corporate portion of a Participant's annual incentive award is based on Return on Equity and After Tax Profit excluding bonuses earned under this Plan. Performance goals will be established at the beginning of each Plan Year and expressed in an award schedule that prescribes the percentage of Corporate Target Award paid out at each level of performance achievement. (See Matrix "A")



               B.   Division/Group Performance

               4.4 The Divisional (or, where applicable, Group) portion of a Participant's annual incentive award is based on a combination of the Division's or Group's Operating Profit <F2>

<F1> The 50% Division/Group Performance portion for each Corporate Report will be determined by multiplying 50% of his or her Target Award by the ratio obtained by dividing all bonus dollars related to Divisional Performance paid to all Division Heads and Division Reports by the bonus dollars related to Divisional Performance that would have been paid to all Division Heads and Division Reports if every Division had achieved the Operating Profit and RONA contained in its plan for the year.

<F2> For purposes of this Plan, Operating Profit exludes corporate charges.

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                    and Return on Net Assets (RONA) <F3>, excluding
                    bonuses earned under this Plan. Performance goals will be established at the beginning of each Plan Year and expressed in an award schedule that prescribes the percentage of the Division/Group Target Award paid out at each level of performance achievement. (See Matrix "B")

               4.5 Calculations of the actual percentage of Corporate and Division Target Awards will be made by interpolating between points on the Performance Measurement Schedule Matrices.

               C.   Establishment of Award Schedule

               4.6 Each Division will prepare an annual plan. After approval or revision by the President, the annual plan will indicate the Division's goals relative to its Plan performance factors
                    -- Operating Profit and RONA.<F4>   By February
                    15th of the Plan Year each Division will obtain the President's agreement on the 1 to 3 most important non-financial objectives (quantified to the degree practicable) for the Division to accomplish during that Plan Year.


               4.7 Soon after the end of the Plan Year, the President will evaluate how well each Division accomplished its key non-financial objective(s) and recommend a number, 1 to 3, where 3 represents significant over-achievement, 2 represents reasonable achievement, and 1 represents significant failure. If this rating on achievement of key objectives is a 3 or 1, the awards for that Division will be increased or decreased by 25%, respectively. The rating for a Group will be the average, rounded to the nearest whole number, of the ratings assigned to the Divisions comprising that Group.

               D.   Profit Improvement Adjustment

<F3> For Divisions with a planned loss, budgeted, rather than actual Plan
     Year, year-end assets will be used to calculate RONA.

<F4> See Footnotes 2 and 3 above.

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               4.8  After the bonus pool is initially calculated,
                    it will be adjusted as follows.

                    4.8.1     If a Division, whose prior year's
                              performance is less than $1 million
                              of controllable profit <F5>, does not
                              exceed the prior year's controllable
                              profit by at least $200,000, that
                              Division's bonus pool for the
                              current Plan Year will be reduced by
                              20%.

                    4.8.2     If a Division, whose prior year's
                              performance is $1 million or more of
                              controllable profit <F6>, does not
                              exceed the prior year's controllable
                              profit by at least $200,000 or 10%,
                              whichever is higher, that Division's
                              bonus pool for the current Plan Year
                              will be reduced by 20%.

                    4.8.3     If the Corporation's net income is
                              less than 10% above the previous
                              year, the Corporate portion of the
                              bonus pool for the current Plan Year
                              will be reduced by 20%.

Personal       5.1  After the award is initially calculated, a
Performance         further adjustment can be made based on
Multiplier:         individual performance.  This adjustment is a
                    multiplier with a minimum of .5 and a maximum of 1.5, which is applied to the initially calculated award. When the award for a unit is less than 50% of that unit's Target Award, individual awards can be adjusted by the individuals listed below without regard for the .5/1.5 range.


               5.2 Annual incentive plan multipliers will be determined as follows:

                         The President will determine the Group
                         and Corporate Heads' multipliers.

                         The Group Head and the President will
                         determine the Division Managers'
                         multipliers.


<F5> The President will determine the controllable profit suitable for comparison between the two years.

<F6> See Footnote 5 above.

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                         The Corporate Head and President will
                         determine the Corporate Reports'
                         multipliers.

                         The Division Manager and the Group Head
                         will determine all other individual bonus multipliers.

               5.3 For the Corporation as a whole, the average multiplier may not exceed 1.0.

               5.4 Managers are encouraged to develop a clear and well-communicated set of individual objectives and job responsibilities for the purpose of determining this individual performance adjustment. These include but are not limited to:

                         Achievement of key individual objectives,

                         Administrative cost control,

                         Adherence to TQC principles.

Minimum        6.1  The President has the right to eliminate the
Personal            total annual incentive award for any
Performance         Participant whose performance level is deemed
                    to be unsatisfactory, regardless of the
                    organization's financial performance.

Presidential   7.1  A special award pool will be established
Performance         by assigning to it an    additional amount
Award               equal to 3% of the amount generated for
                    Participants. This pool may be used at the discretion of the President for special individual awards to employees, whether
                    Participants or not, who have achieved
                    extraordinary performance during the Plan Year.


Award          8.1  The annual bonus award for any
Limitation :        Participant will be limited to 200% of
                    the Target Award.

               8.2 Except as noted below, the maximum incentive bonus pool including the Presidential Performance Award and payments made to non-Participants under this Plan will be limited to 13% of pre-tax income, excluding bonuses earned under this Plan, up to the budgeted profit for the company. If the calculation of awards indicates that these limits will be exceeded, awards will be reduced proportionally to conform to the limit.

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               8.3  If any Division would have received 100% or
                    more of the Division portion of their Target
                    Awards and the above 13% limit causes a
                    reduction in earned awards, the following shall apply.

                    8.3.1     The reductions of those Divisions'
                              portions of the Target Awards will
                              be restored and Corporate Reports'
                              awards increased accordingly.  (This
                              does not apply to any Steering
                              Committee members.)

                    8.3.2     The total of such restored and
                              increased amounts shall not exceed
                              $250,000.  If necessary, reductions
                              will be made proportionally.

Input of Extra-     9.1  In comparing actual performance against
ordinary and Non-        the performance goals, management may exclude
recurring Items:         from such comparison any extraordinary or
                         nonrecurring gains, losses, charges, or
                         credits which appear on the Company's books and records as it deems appropriate.

                    9.2 An extraordinary or nonrecurring item may include, without limiting the generality of the foregoing, an item in the Company's financial statements reflecting a change in an accounting rule or methodology, tax law, or actuarial assumption, not taken into consideration in the establishment of performance goals. This type of adjustment must be approved by the Compensation and Organization Committee of the Board of Directors.



Less Than           10.1 An individual who is made a Participant in
Full-Year Plan           the Plan after the beginning of the Plan
Participation:           Year, but before October 1st of that
                         year,may receive a pro-rated award based on the number of full weeks of eligibility during the Plan Year.

                    10.2 If a Participant's employment is terminated
                         during a Plan Year because of death,
                         disability, or normal retirement, a tentative award will be determined based on performance as of the end of the Plan Year. The final award will be prorated by multiplying the tentative award by the number of full weeks of employment divided by fifty-two.

                    10.3 If a Participant's employment is terminated
                         involuntarily, not for cause, "at the pleasure of the Company," the Participant will be paid a prorated bonus.

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Form and Timing     11.1 All   awards   will   be   paid   in
Of Payment               cash,   less   withholding requirements,as
                         soon as possible following the end of the Plan Year. However, the President may request authorization from the Board of Directors to pay a portion of the earned awards before the end of the Plan Year.

                    11.2 A Participant may irrevocably elect to defer
                         all or part of an eventual award that may be earned during the Plan Year. The total amount or any percentage thereof may be deferred until the time of death, disability, retirement, or voluntary or involuntary termination of Rogers' employment.

Administration:     12.1 A management incentive compensation
                         committee, named by the President, will
                         review all elements and goals of the Plan each year. Plan changes will be presented to the Compensation and Organization Committee of the Board for approval.

Bonus Opportunity   13.1 For each Division or Corporate Department
Non-Participants:        that earns an award under this Plan, a
                         pool will be created for distribution to non-Participants in that Division or
                         Corporate Department only. Such pool will be equal to 1.0% of the aggregate, annual salaries of the non-Participants, exempt from the payment of overtime, in that Division or Corporate Department at the end of the Plan Year, adjusted up or down proportionally to the award earned divided by the Target Award in that Division or Corporate Department. The Division
                         Manager and Group Head or the Corporate
                         Department Vice-President will determine the recipients and amounts of such bonuses subject to the approval of the President.
                         These bonuses are intended for non-
                         Participants who have made significant
                         contributions to the success of the
                         Division or Corporate Department during
                         the Plan Year;  this bonus pool is not
                         intended for distribution to all non-
                         Participants in the unit.  Any
                         undistributed funds from this pool will be returned to the Company and may not be distributed to other units.


Approved by the Compensation and Organization Committee of the Board of Directors

February 24, 1994.




aicp.rev
2-16-94

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